Exhibit 99.1

NEWS RELEASE

NCR Completes Transaction with Cardtronics

ATLANTA — June 21, 2021 – NCR Corporation (NYSE: NCR), a global enterprise technology provider, today announced that it has closed its transaction with Cardtronics (NASDAQ: CATM).

“We are pleased to reach today’s milestone and to be one step closer to combining our two outstanding companies,” said Michael D. Hayford, President and Chief Executive Officer of NCR. “This combination will accelerate our NCR as a Service strategy and enhance our ability to provide technology solutions and capabilities that run our customers’ businesses.”

Cardtronics is now a wholly owned subsidiary of NCR. NCR can begin integration after regulatory approval from the Competition and Markets Authority of the United Kingdom.

On January 25, 2021, NCR and Cardtronics announced that they had entered into a definitive agreement under which NCR would acquire all outstanding shares of Cardtronics for $39.00 per share in an all-cash transaction with an enterprise value of approximately $2.5 billion, including debt. The transaction is expected to be accretive to NCR’s non-GAAP EPS in the first full year following the close of the transaction.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Web site: www.ncr.com

Twitter: @NCRCorporation

Facebook: www.facebook.com/ncrcorp

LinkedIn: www.linkedin.com/company/ncr-corporation

YouTube: www.youtube.com/user/ncrcorporation

About Cardtronics

Cardtronics is a trusted leader in financial self-service, enabling cash transactions at over 285,000 ATMs across 10 countries in North America, Europe, Asia-Pacific, and Africa. With its scale, expertise and innovation, top-tier merchants and businesses of all sizes use its ATM solutions to drive growth, in-store traffic, and retail transactions. Financial services providers rely on Cardtronics to deliver superior service at their own ATMs, on Cardtronics ATMs where they place their brand, and through Cardtronics’ Allpoint Network, the world’s largest retail based surcharge-free ATM network, with over 55,000 locations. As champions of cash, Cardtronics converts digital currency into physical cash, driving payments choice for businesses and consumers alike. Learn more about Cardtronics by visiting www.cardtronics.com and by following us on LinkedIn and Twitter.

NCR Investor Contact

Michael Nelson

NCR Corporation

678-808-6995

michael.nelson@ncr.com

NCR Media Contacts

Scott Sykes

NCR Corporation

212-589-8428

scott.sykes@ncr.com

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